Exhibit 23.2

Consent of KPMG Accountants N. V.

[KPMG Letterhead]

Independent Auditors' Consent

To the Executive Board and Supervisory Board of ARCADIS N.V.

We consent to the incorporation by reference in the registration statement on Form S-8 relating the ARCADIS G&M, Inc. 2002 Officer Stock Purchase Plan of our report dated March 13, 2002, with respect to the consolidated balance sheets of ARCADIS N.V. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 20-F of ARCADIS N.V.

De Meern, March 31, 2003

/s/ KPMG Accountants N.V.